EXHIBIT 3.5


                            CERTIFICATE OF AMENDMENT
                       TO THE CERTIFICATE OF INCORPORATION
                           OF PREFERRED/TELECOM, INC.

         Preferred/telecom, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST: ARTICLE FIRST of the Certificate of Incorporation is amended by changing the name of the Corporation to Preferred Voice, Inc."

         Accordingly, ARTICLE FIRST of the Certificate of Incorporation as amended is deleted and the following new ARTICLE FIRST is submitted in lieu thereof:

                                 "ARTICLE FIRST

         The  name  of   the   Corporation  is   Preferred   Voice,  Inc.   (the
"Corporation")."

         SECOND: That upon effectiveness of this Certificate of Amendment (i) each two shares of Common Stock, par value $0.001 per share of the Corporation, previously issued and outstanding or held in treasury at the effective time of this Certificate of Amendment shall be deemed to have been reclassified into and exchanged for one (1) new share of outstanding Common Share, par value $0.001 per share, of the Corporation; and (ii) fractional shares shall be rounded up to the nearest whole share.

         THIRD: That the Certificate of Amendment has been approved by the Corporation pursuant to a resolution of its Board of Directors and a consent in writing signed by the holders of in excess of a majority of the outstanding shares of Common Stock, par value $.001 per share, of the Corporation, which was not less than the minimum number of votes necessary to authorize the Certificate of Amendment at a meeting at which all stockholders of the Corporation having the right to vote thereon were present and voted, and written notice of such action has been sent to all other stockholders who have not consented in writing to such action.

         FOURTH:   That  the  Certificate  of  Amendment  was  duly  adopted  in accordance with the provisions of Section 228 and Section 242 of the General Corporation Laws of the State of Delaware.

         FIFTH: That the Certificate of Amendment shall become effective at 5:00 p.m. (EST) on the date this Certificate of Amendment is duly filed with the Secretary of State of the State of Delaware.

         IN WITNESS WHEREOF this Certificate of Amendment has been executed for Preferred/telecom, Inc., by Dennis Lee Gundy, its President, this 5th day of March, 1997.

                                             /s/ Dennis Lee Gundy
                                             -----------------------------------
                                               Dennis Lee Gundy, President